UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 2, 2007
(Date of earliest event reported)

DCAP GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1158 Broadway, Hewlett, NY	11557
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 374-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective March 23, 2007, the holders of approximately $1,385,000 aggregate principal amount of subordinated debt of DCAP Group, Inc. (the “Company”) agreed to extend the maturity date of the debt from September 30, 2007 to September 30, 2008. In consideration for the extension of the due date for the subordinated debt, the Company extended the expiration date of warrants held by the debtholders for the purchase of 90,000 shares of common stock from September 30, 2007 to September 30, 2008. Jack Seibald, a director and principal stockholder of the Company, indirectly holds approximately $288,000 of the principal amount of the subordinated debt and indirectly owns or controls 48,750 of the warrants.

Effective March 23, 2007, the Company issued 780 shares of Series B preferred stock to AIA Acquisition Corp. (“AIA”) in exchange for an equal number of shares of the Company’s outstanding Series A preferred stock. The terms of the Series B preferred stock are substantially identical to those of the Series A preferred stock, except that they are mandatorily redeemable on April 30, 2008 (as opposed to April 30, 2007 for the Series A preferred stock). The current aggregate redemption amount for the Series B preferred stock is $780,000, plus accumulated and unpaid dividends. AIA, as the holder of the Series B preferred stock, is entitled to dividends at the rate of 5% per annum. The Series B preferred stock is convertible into our common stock at a price of $2.50 per share. Members of the family of Barry B. Goldstein, the Company’s Chief Executive Officer, are principal stockholders of AIA.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 2, 2007, Robert Wallach resigned as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCAP GROUP, INC.
March 27, 2007	By: /s/ Barry B. Goldstein Barry B. Goldstein President